TECHNOLOGY LICENSE AGREEMENT
                                  (SOURCE CODE)


This Technology License Agreement (the "Agreement") is made by and between Oracle Corporation ("Oracle"), a Delaware corporation, and Versatility, Inc. ("Versatility"), a ___________________ corporation with offices at 11781 Lee Jackson Memorial Highway, 7th Floor, Fairfax, VA 22033, as of the Effective Date set forth below. The parties hereby agree as follows:


I.       DEFINITIONS

1.1      Distributor
"Distributor" shall mean a third party, including any Oracle subsidiary, that is appointed by Oracle or its Distributor to market and sublicense Versatility Technology under the terms of this Agreement. The term "Distributor" shall include, but not be limited to, resellers, original equipment manufacturers, value added relicensors, dealers, agents and subdistributors.

1.2      Documentation
"Documentation" shall mean the installation guides, user guides and manuals for use of the Versatility Technology in printed and machine-readable form.

1.3      Intellectual Property Rights
"Intellectual Property Rights" shall mean all patent, copyright, trade secret, trademark and other proprietary and intellectual property rights, including moral rights.

1.4      Natural Successors
"Natural Successors" shall mean any product that substantially replaces a particular product or substantially replaces such product in a particular market segment.

1.5      Object Materials
"Object Materials" shall mean materials, in machine-readable form, necessary to run the Versatility Technology, including all computer programming code, substantially or entirely in binary form, which is directly executable by a computer after suitable processing but without the intervening steps of compilation or assembly and all help, message, and overlay files.

1.6      Quarters
 "Quarters" shall be deemed to commence on the first day of June, September, December and March of each year of this Agreement.

1.7      Subsidiary
"Subsidiary" shall mean any corporation, partnership, firm, entity or any person in which Oracle, directly or indirectly, holds any ownership interest.

1.8      Source Materials
"Source Materials" shall mean the complete source code from which Object Materials are compiled. Source Materials shall include, without limitation, the fully commented source code and internal system documentation for the Versatility Technology, as well as all other materials, in both machine readable and hard-copy form, which are used to develop or test the Versatility Technology. "Fully commented source code" shall mean source code that includes all comments made by or for Versatility. Source Materials shall include all electronically readable source documentation, design documents, data models, help materials, tutorial programs, and appropriate debug code, including those developed by or for Versatility during the term of this Agreement.

1.9      Sublicense/Sublicensee
"Sublicense" shall mean any license granted by Oracle or its Distributors for use of Versatility Technology. "Sublicensee" shall be a party who is granted a Sublicense, either directly by Oracle or indirectly by a Distributor.



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1.10     Updates
"Updates" shall mean any releases (including any preproduction releases) of Versatility Technology created on or after the Effective Date, including bug fixes, improvements, enhancements, new versions or releases and other changes thereto.

1.11     Versatility Technology
"Versatility Technology" shall mean the computer software specified in Exhibit A hereto owned or distributed by Versatility, any Updates, Natural Successors and translations or localizations of the Versatility Technology. Unless otherwise specified, "Versatility Technology" shall include Source Materials, Object Materials and Documentation.


II.      LICENSES GRANTED

2.1      Delivery of Versatility Technology

         2.1.A    Delivery.
         Versatility shall deliver a complete set of the Versatility Technology to Oracle on the Effective Date of this Agreement and shall deliver all Updates of the Versatility Technology until December 31, 1999 promptly upon completion and in no event later than when such Updates are delivered to any other licensee.

2.2      Development and Technical Support License
Versatility grants to Oracle a worldwide, paid-up, royalty-free, perpetual, non-exclusive, right and license to use, copy and modify the Versatility Technology, including using the Versatility Technology for any development purposes and for technical support of Sublicensees. Oracle and its Subsidiaries shall have the right to allow their third party consultants ("Agent(s)") to use the Versatility Technology on behalf of Oracle or the Subsidiary under the terms and conditions of this Agreement.

2.3      Sublicensing License

         2.3.A    Scope of License.
         Versatility hereby grants to Oracle a worldwide, perpetual (except as otherwise provided on Article V), non-exclusive right and license to market, reproduce, distribute and grant Sublicenses of the Versatility Technology (excluding Source Materials) for use on all operating environments. Oracle shall use the same or equivalent terms for sublicensing the Versatility Technology as it does for licensing Oracle's software products.

         Versatility also grants to Oracle the right and license to sublicense Source Materials to third parties solely to the extent necessary and for the purpose of allowing such third parties to port or localize the Source Materials, so long as any such third party is subject to the same terms and conditions which Oracle normally imposes in connection with any grant of rights to its own source code. Versatility also grants to Oracle the right to sublicense the Versatility Technology, including the Source Materials, to any Subsidiary to allow the Subsidiary to use the Versatility Technology in accordance with the terms and conditions of this Agreement as they apply to Oracle, so long as any such Subsidiary is subject to the same terms and conditions which Oracle normally imposes in connection with any grant of rights in its own source code. Versatility also grants to Oracle the right (i) to deposit Source Materials in escrow and (ii) release and deliver Source Materials to Oracle's Sublicensees and Distributors, provided that the Source Materials are released only in conjunction with Oracle source materials and are subject to substantially equivalent conditions and protections used for the release of its own source materials. It is expressly understood that, notwithstanding any other provision of this Agreement, Oracle shall have no right to sublicense Source Materials, except as stated in this paragraph.

2.3.B    Distributors.
         Versatility grants Oracle the right to license, sublicense and authorize Distributors to market and sublicense the Object Materials and Documentation of the Versatility Technology under the terms of this Agreement, including the right to license, sublicense and authorize other distributors to exercise the same rights.



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         2.3.C    Trial Sublicenses.
         Versatility grants to Oracle a worldwide, royalty-free license to grant, at no charge, trial sublicenses of the Object Materials and Documentation of the Versatility Technology, consistent with Oracle's policies for granting trial licenses for its own programs.

         2.3.D    Trademarks.
         Oracle and its Distributors are entitled to market, reproduce, distribute and sublicense the Object Materials and Documentation of the Versatility Technology under Oracle trademarks. Versatility shall not have the right to use such Oracle trademarks without the prior written approval of Oracle.


2.4      Internal Use License
Versatility hereby grants to Oracle and its Subsidiaries a worldwide, perpetual (except as otherwise provided in Article V), paid-up, royalty-free non-exclusive right and internal-use license to reproduce, install and use the Versatility Technology, including Updates, to operate its business at no additional charge. This internal use license does not apply to any service bureau, outsourcing or equivalent business of Oracle; any such service bureau business licenses would be subject to per user license fees.

2.5      Intellectual Property Rights
Versatility further grants to Oracle and its Distributors a perpetual (except as otherwise provided in Article V), worldwide, nonexclusive, nontransferable and paid-up license to all Intellectual Property Rights which Versatility now owns or hereafter acquires which are necessary to use the Versatility Technology under this Agreement; such Intellectual Property Rights are included in the licenses granted to Oracle under this Agreement. Other than as licensed herein, Versatility shall retain all right, title and interest to the Versatility Technology, including the Intellectual Property Rights. Oracle shall retain all right, title and interest to the Intellectual Property Rights in any modifications, extensions or derivative works of the Versatility Technology that Oracle develops or has developed on its behalf.

Versatility shall take all action necessary to maintain the validity and enforceability of Versatility's Intellectual Property Rights in the Versatility Technology and shall promptly enforce its rights and remedies against third parties who infringe such Intellectual Property Rights.

2.6      Third Party Royalties
Versatility shall have sole responsibility for payment of all royalties and other charges with respect to third party materials included in the Versatility Technology, if any. Oracle shall have no obligation to pay or account for such royalties or other charges.

2.7      Marketing
Except as expressly specified in this Agreement, Oracle shall have no obligation to distribute or market the Versatility Technology or any products containing the Versatility Technology. Oracle shall have full freedom and flexibility in the design and implementation of its marketing efforts, and may discontinue any marketing efforts at any time.


III.     FEES AND PAYMENTS

3.1      License  Fees

         3.1.A    Prepaid Sublicense Fees.
         Oracle agrees to pay Versatility the sum of $2,000,000.00 in prepaid sublicense fees ("Prepaid Sublicense Fees") which shall be payable in three equal monthly installments on each of September 1, October 1 and November 1. Upon termination or expiration of this Agreement under
         Section 4.3.A or Section 5.2 below, Versatility shall refund to Oracle the full amount of the Prepaid Sublicense Fees.


         3.1.B    Sublicense  Fees.
         In consideration for the rights granted by Versatility to Oracle under this Agreement, Oracle will pay to Versatility a fee equal to 30% of the Net Fees Oracle receives for Sublicenses of the Versatility Technology ("Sublicense Fees") until the earlier of (i) six years from the Effective Date of this Agreement or (ii) the payment by Oracle of a total of Twelve Million Dollars ($12,000,000) in Sublicense Fees. Thereafter, the licenses granted to Oracle to the Versatility

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         Technology  under this Agreement shall be deemed to be royalty-free and fully paid-up. In determining the Sublicense Fees due to Versatility, Oracle shall have the right to apply the Prepaid Sublicense Fees to reduce the Sublicense Fee due to Versatility until such time as the Prepaid Sublicense Fee has been exhausted.

         "Net Fees" shall mean license fees received by Oracle or any Subsidiary from its Sublicensees and from its istributors net of any return adjustments, third party commissions, shipping costs, or sales, use or other taxes paid. In the event that Oracle or its Distributors sublicense the Versatility Technology with other Oracle products or services for a single price, Net Fees from such Sublicense shall equal the total Net Fees from the Sublicense multiplied by a fraction A/(A+B), where A equals the list price of the Versatility Technology sublicensed separately and B equals the list price of the other products or services. If the Versatility Technology is (i) licensed in a site license or package deal and fees for the Versatility Technology are not distinguishable from fees for other Oracle products that are part of the site license or package deal or (ii) bundled with or incorporated into another Oracle product such that the Versatility Technology does not have a separate list price, the Net Fees for the Versatility Technology shall be based on the fee allocation agreed to by Oracle and the Sublicensee for the products specified in the site license or package deal or on the fee allocation made by Oracle's internal procedures, provided such allocation reasonably reflects the relative value of the Versatility Technology to the other Oracle products.

         Oracle and its Distributors are free to determine unilaterally the pricing of Versatility Technology Sublicenses to their Sublicensees and Distributors.

         No Sublicense Fee or other charge shall be payable by Oracle for any use of the Versatility Technology (i) for Oracle's internal use; (ii) for development, technical support or maintenance activities; (iii) for marketing, updates, trial Sublicenses, porting, documentation, demonstrations, training, educational uses, or any other products or services; or (iv) as back-up copies. The foregoing rights and licenses shall be deemed to be paid-up.


3.2      Payment Terms
Within forty-five (45) days of the end of each Quarter, Oracle shall pay to Versatility all Sublicense Fees accruing to Versatility for that particular Quarter less any unused Prepaid Sublicense Fees. Sublicense Fees shall be deemed to accrue in the Quarter in which Oracle recognizes the revenue.


3.3      Reporting
Within forty-five (45) days of the last day of each Quarter, Oracle shall send Versatility a report listing, for that Quarter, the revenues due to Versatility under this Agreement as a result of Oracle's and its Distributors' Sublicensing activities under this Agreement and the deduction by Oracle of any unused Prepaid Sublicense Fees from those revenues.


IV.      TECHNICAL RESPONSIBILITIES

4.1      Oracle Technical Responsibilities
Oracle and its Distributors shall provide all technical support to their Sublicensees and Distributors, including installation assistance, training, maintenance and consulting.

4.2      Versatility Technical Support Responsibilities

         4.2.A    Ongoing Support Services.
         Versatility will provide Oracle with the following technical support services ("Technical Support") until December 31,1999:

         (i) Telephone consultation, assistance and advice at the highest level of support generally provided to any other end user or Distributor of Versatility;

         (ii) Reasonable efforts to make corrections to errors reported in the Versatility Technology as such corrections are first made available to any other Versatility distributor or licensee; and


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         (iii)    Updates no later than when they are first  made  available  to any other Versatility distributor or licensee.

4.3      Versatility Development Commitments

         4.3.A    Versatility Commitments.
         Versatility shall develop and deliver the modifications to the Versatility Technology specified on Exhibit B (the "Deliverables") within the timeframes specified on Exhibit B. If Versatility fails to commence promptly the definition, design and development of the Deliverables on Exhibit B, Oracle shall have the option to terminate this Agreement by providing written notice to Versatility. Within five days of such notice, Versatility shall refund to Oracle all Prepaid Sublicense Fees.

         4.3.B    Acceptance Procedure.
         Upon completion of any Deliverable, Versatility shall promptly provide a complete copy thereof to Oracle. At Oracle's request, Versatility will demonstrate to Oracle the functionality of the Deliverable and shall provide Oracle with assistance in any additional review and testing of such Deliverable in accordance with any applicable acceptance criteria and test suites. Upon accepting any Deliverable submitted by Versatility, Oracle shall provide to Versatility a written acceptance of such Deliverable. If Oracle, in its reasonable discretion, determines that any submitted Deliverable does not meet the acceptance criteria mutually agreed upon by the parties in Exhibit B, Oracle shall have thirty (30) business days after Versatility's submission of the Deliverable ("Acceptance Period") to give written notice thereof to Versatility specifying the deficiencies in detail. Versatility shall submit a revised Deliverable to Oracle within 10 days of receiving such notice from Oracle. After completing any such cure, Versatility shall resubmit the Deliverable for review and testing as set forth above. This resubmission and retesting procedure will be repeated until Oracle accepts the applicable Deliverables or terminates this Agreement, in Oracle's sole discretion.

         4.3.C    License to Deliverables.
         All software (including modifications and documentation but excluding the Deliverables), products, inventions, documents, writings and other materials prepared or produced by Versatility in performing Services for Oracle under this Agreement, (collectively, the "Developments") shall be the sole and exclusive property of Oracle, subject to Versatility's underlying rights in the pre-existing Versatility Technology and subject to the Deliverables being the sole and exclusive property of Versatility. Versatility agrees that the Developments shall be works made for hire to the extent permitted by applicable law, and that Oracle shall retain all Intellectual Property Rights in the Developments. In the event that any of the Developments do not qualify as works made for hire, Versatility hereby assigns to Oracle at no additional consideration all right, title and interest and all Intellectual Property Rights in such Developments and all extensions and renewals thereof. Versatility agrees to execute a written assignment of such rights in the Developments to Oracle and any other documents necessary for Oracle to establish, preserve, perfect or enforce its Intellectual Property Rights in the Developments if so requested by Oracle. Versatility hereby agrees not to assert at any time, and otherwise waives, any "moral rights" that Versatility may have in the Developments, and Versatility hereby assigns to Oracle all moral rights therein.


V.       TERM

5.1      Initial Term
This Agreement shall become effective on the Effective Date, and unless it is terminated as set forth herein shall remain in effect perpetually.

5.2      Termination of the Agreement

         5.2.A    Breach of Merger Agreement.
         If Oracle breaches the Agreement and Plan of Merger between Oracle and Versatility (the "Merger Agreement") in any material respect and fails to cure such breach within twenty (20) business days after written notice of such breach from Versatility to Oracle or Oracle fails for any reason to pay the sublicense fees set forth in Section 3.1.A, then Versatility shall have the option of terminating this Agreement by providing Oracle with written notice of such termination within twenty
         (20) business days after the date of the written notice of breach from Versatility to Oracle, which termination shall not be effective unless and until Versatility refunds all but $360,000 of the Prepaid Sublicense Fees to Oracle within one hundred eighty (180) days of providing Oracle notice of termination.


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         5.2.B    Acceptance of Superior Offer
         If (i) the Merger Agreement is being or has been terminated and Versatility is obligated to pay Oracle a Termination Fee (as defined in the Merger Agreement) under the Merger Agreement, (ii) Versatility refunds to Oracle all but $360,000 of the Prepaid Sublicense Fees prior to or simultaneously with the payment of such Termination Fee, and
         (iii) the Termination Fee is paid in accordance with the terms of the Merger Agreement, then this Agreement shall terminate upon repayment by Versatility of such Prepaid Sublicense Fees and payment of the Termination Fee.

5.3      Use of Source Materials
If any of the following events occur: (i) any assignment of substantially all of Versatility's assets for the benefit of creditors or the appointment of a receiver to take possession of substantially all of Versatility's assets; (ii) any dissolution of or substantial attachment or execution of judgment against Versatility's assets; (iii) the filing of any voluntary or involuntary petition in bankruptcy, or any similar law, by or against Versatility which is not dismissed within forty-five (45) days of filing; or (iv) Versatility rejects this Agreement at any time while in bankruptcy, then Oracle shall immediately receive and have a worldwide, perpetual, irrevocable license to use all Source Materials, Object Materials, Documentation and other materials related to the Versatility Technology then in Oracle's possession to (i) continue to exercise the license rights granted under this Agreement; and (ii) provide technical support to Sublicensees, including making all necessary changes, modifications, additions and enhancements to the Source Materials.

5.4      Continued Rights
In the event of termination of this Agreement, in whole or in part, any Sublicense granted by Oracle or its Distributors prior to such expiration or under the terms of this Article VI, shall survive and continue. Without limiting the generality of the foregoing, (i) Oracle may Sublicense and distribute any inventory of the Versatility Technology, including work in process, on hand at the time of such termination or expiration; (ii) Oracle may continue to exercise the rights and licenses granted hereunder for a period of up to eighteen (18) months after termination or expiration, so long as such use is to support existing customers using Versatility Technology or to satisfy then-existing contractual commitments; and (iii) Oracle may continue to exercise the rights and licenses granted hereunder as necessary to provide maintenance and technical support for Sublicensees.

5.5      Survival
In addition to the provisions of Sections 5.3 and 5.4 above, the parties' rights and obligations under Sections 2.4 (Internal Use License), 2.5 (Intellectual Property Rights), 7.1 (Nondisclosure), 7.4 (Assignment) and Article VI (Representations and Warranties) shall survive expiration or termination of this Agreement.


VI.      REPRESENTATIONS AND WARRANTIES

6.1      No Conflict
Versatility represents and warrants that it is under no obligation or restriction, nor will it assume any such obligation or restriction, that does or would in any way interfere or conflict with, or that does or would present a conflict of interest concerning, the performance to be rendered by Versatility or the rights and licenses granted to Oracle herein.

6.2      Intellectual Property Warranty and Infringement Indemnity
Versatility represents and warrants that (a) Versatility is the sole and exclusive owner of the Versatility Technology,; (b) Versatility has full and sufficient right, title and authority to assign or grant the rights and/or licenses granted to Oracle under this Agreement; (c) the Versatility Technology has not been published under circumstances which have caused a loss of Intellectual Property Rights therein; (d) except as set forth on Schedule 5.2, the Versatility Technology does not contain any materials developed by a third party; (e) the Versatility Technology does not infringe any Intellectual Property Rights, privacy, publicity or similar rights of any third party, nor has any claim (whether or not embodied in an action, past or present) of such infringement been threatened or asserted, and no such claim is pending against Versatility or, to best of Versatility's knowledge, against any entity from which Versatility has obtained such rights; and (f) the certificate of authorship, attached hereto as Exhibit C, is complete and accurate.

Versatility shall, at Versatility's expense, indemnify, defend and hold Oracle and its directors, officers, employees, agents, Distributors and Sublicensees harmless from and against any and all liabilities, losses, damages, costs and expenses (including reasonable attorneys fees) incurred by Oracle in connection

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with any claim that the  Versatility  Technology  licensed  and used  within the scope of this Agreement infringes an Intellectual Property Right of any third party, provided that: (a) Oracle promptly notifies Versatility in writing of the claim; and (b) at Versatility's request and expense, Oracle provides Versatility with all reasonable assistance, information and authority to perform the foregoing. Versatility will not enter into a settlement agreement without Oracle's written consent, which consent will not be unreasonably withheld.

Versatility shall have no liability for any claim of infringement if such infringement is caused by modifications made by Oracle to the Versatility Technology and the unmodified Versatility Technology does not infringe the third party's Intellectual Property Rights.

In the event the Versatility Technology is held or is believed by Versatility to infringe the Intellectual Property Rights of a third party, Versatility shall have the option, at its expense to: (a) modify the Versatility Technology to be non-infringing while retaining full functionality and equivalent performance; or
(b) obtain for Oracle, at no additional cost to Oracle, a license to continue using the Versatility Technology.

Failure to comply with the obligations described in this Section 6.2 shall constitute a material breach of this Agreement.

6.3      Product Warranty
Versatility warrants that the Versatility Technology will perform the functions, and comply in all material respects with the specifications, described in the specifications identified in the Documentation when operated on the appropriate hardware/operating system environment. Versatility also warrants that the Versatility Technology, including, without limitation, any time-and-date-related codes, data entry features and internal subroutines thereof, is designed (a) to automatically accommodate the change in the date from December 31, 1999 to January 1, 2000 without negatively affecting the Versatility Technology's performance; and (b) to accurately accept, reflect and calculate all dates that are relevant to the Versatility Technology's performance. THESE WARRANTIES ARE THE EXCLUSIVE PRODUCT WARRANTIES AND IN LIEU OF ALL OTHER PRODUCT WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

6.4      Limitation of Liability
EXCEPT FOR  LIABILITY  UNDER  SECTION 6.2 ABOVE AND EXCEPT FOR  LIABILITY  UNDER
SECTION 7.1 HEREOF, (i) NEITHER PARTY SHALL HAVE ANY LIABILITY FOR ANY INDIRECT, INCIDENTAL, SPECIAL, OR CONSEQUENTIAL DAMAGES, INCLUDING BUT NOT LIMITED TO RELIANCE, COVER, OR LOSS OF ANTICIPATED PROFITS, EVEN IF THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; AND (ii) NEITHER PARTY'S LIABILITY FOR DAMAGES RELATING IN ANY WAY TO THIS AGREEMENT OR THE CONDUCT OF THE PARTIES IN FURTHERANCE HEREOF UNDER ANY LEGAL THEORY, WHETHER CONTRACT, TORT, PRODUCT LIABILITY, BREACH OF IMPLIED DUTY, OR OTHERWISE SHALL EXCEED $12,000,000.

The provisions of this Article VI allocate the risks under this Agreement between Versatility and Oracle and are an intrinsic part of the bargain between the parties. The fees provided for in this Agreement reflect this allocation of risks and the limitation of liability specified herein.


VII.     MISCELLANEOUS

7.1      Nondisclosure
It is expected that the parties may disclose to each other certain information which may be considered confidential and trade secret information ("Confidential Information"). Confidential Information shall include: (a) the Source Materials;
(b) Confidential Information disclosed by either party in writing that is marked as confidential at the time of disclosure; or (c) Confidential Information disclosed by either party in any other manner and is identified as confidential at the time of disclosure and is also summarized and designated as confidential in a written memorandum delivered to the receiving party within thirty (30) days of the disclosure.


Confidential Information shall not include information which: (a) is or becomes public knowledge through no fault of the recipient; (b) was in the receiving party's possession before receipt from the party providing such Confidential Information; (c) is rightfully received by the receiving party from a third party without any duty of confidentiality; (d) is disclosed to a third party by the party providing the Confidential Information without a duty of confidentiality on the third party; (e) is independently developed by the other party; (f) is disclosed under operation of law; or (g) is disclosed with the prior written approval of the party providing such Confidential Information.

Except as otherwise specified herein, the disclosing party shall retain all Intellectual Property Rights in any Confidential Information disclosed to the other party. The parties agree, both during the term of this Agreement and for a period of five (5) years after termination or expiration of this Agreement to hold each other's Confidential Information in confidence and to protect the disclosed Confidential Information by using the same degree of care to prevent the unauthorized use, dissemination or publication of the Confidential Information as they use to protect their own confidential information of a like nature. The parties agree not to make each other's Confidential Information available in any form to any third party except as otherwise required to exercise the licenses granted in this Agreement or to use each other's Confidential Information for any purpose other than the implementation of this Agreement. Each party agrees to restrict disclosure of the Confidential Information to those of its employees who have a "need to know" and to take all reasonable steps to ensure that Confidential Information is not disclosed or distributed by its employees in violation of the provisions of this Agreement, including requiring that its employees sign general agreements of confidentiality that apply to third-party technology as well as to its own technology.

In addition, notwithstanding the above, each party may use the residuals from the other party's Confidential Information. The term "residuals" as used in this paragraph shall mean the Confidential Information in nontangible form (i.e., not in written or other documentary form, including tape or disk) which may be retained by those employees of Versatility or Oracle who have had access to the other's Confidential Information including ideas, concepts, know-how, or techniques contained therein. Neither party shall have any obligation to limit or restrict the assignment of such employees or to pay royalties for any work resulting from the use of residuals.

7.2      Independent Development/Freedom of Action
Each party acknowledges that the other party is in the software development business. Nothing in this Agreement shall be construed to preclude either party from developing, using, marketing, licensing, and/or selling any independently developed software which has the same or similar functionality as Versatility Technology or any other products, so long as such activities do not breach any of the other provisions of this Agreement or infringe the Intellectual Property Rights of the other party.

Additionally, nothing in this Agreement shall be construed to limit Oracle's right to obtain services or software programs from other sources, to prohibit either party from acquiring and marketing competitive materials, to restrict Oracle from making, having made, using, marketing, leasing, licensing, selling or otherwise disposing of any products or services whatsoever, nor to limit Oracle's right to deal with any other vendors, suppliers, contractors or customers.

7.3      Governing Law and Jurisdiction
This Agreement, and all matters arising out of or relating to this Agreement, shall be governed by the laws of the State of California and shall be deemed to be executed in Redwood City, California.

7.4      Assignment
Except for an assignment by Oracle to any parent corporation, Subsidiary or successor in interest to Oracle, which shall not relieve Oracle of its rights and obligations under this Agreement and shall only be effective if such permitted assignee shall agree to be bound by all of the provisions of this Agreement, neither party may assign any rights, duties, obligations or privileges under this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld. A change in control or ownership shall be deemed to be an assignment under this Section.

7.5      Notice
All notices required to be given hereunder shall be in writing and shall be deemed to have been given upon deposit in first class mail, sent through a nationally recognized courier service, or transmission by confirmed telefacsimile as follows:

         For Versatility: Versatility, Inc.
                          11781 Lee Jackson Memorial Highway
                          Seventh Floor
                          Fairfax, CA 22033
                          Attn: Paul Zoukis

         With copy to:    Tucker, Flyer & Lewis
                          1615 L Street, NW
                          Suite 400
                          Washington D.C., 20036
                          Attn:  Jack L. Lewis

         For Oracle:      Oracle Corporation
                          500 Oracle Parkway
                          Redwood City, CA 94065
                          Attn:  General Counsel

                          Oracle Corporation
                          500 Oracle Parkway
                          Redwood City, CA  94065
                          Attn:  Executive Vice President, Corporate Development


7.6      Relationship Between the Parties
In all matters relating to this Agreement, Oracle and Versatility shall act as independent contractors. Neither party will represent that it has any authority to assume or create any obligation, expressed or implied, on behalf of the other party, or to represent the other party as agent, employee or in any other capacity. Neither party shall have any obligation, expressed or implied, except as expressly set forth herein.

7.7      Publicity
Neither party shall disclose to any third party any details of this Agreement, or even the fact of its without the specific prior written approval of the other party, which approval shall not be unreasonably withheld, or as required by law in order to enforce its rights under this Agreement. Nothing in this Agreement confers upon Versatility any right to use Oracle's trademarks, trade names or service marks in connection with any product, service, promotion or publication.

7.8      Force Majeure
Neither party shall be liable to the other for failure or delay in the performance of a required obligation if such failure or delay is caused by riot, fire, flood, explosion, earthquake or other natural disaster, government regulation, or other similar cause beyond such party's control, provided that such party gives prompt written notice of such condition and resumes its performance as soon as possible, and provided further that the other party may terminate this Agreement if such condition continues for a period of one hundred eighty (180) days.

7.9      Entire Agreement
This Agreement and the Merger Agreement set forth the entire agreement between the parties and supersedes prior proposals, agreements and representations between them, whether written or oral, relating to the subject matter contained herein. This Agreement may be changed only if agreed to in writing and signed by an authorized signatory of each party.

7.10     Export
The parties agree to comply fully with all laws and regulations to assure that the Versatility Technology or any direct product thereof, is not exported, directly or indirectly, in violation of law. Upon Oracle's request, Versatility shall advise Oracle of all relevant export classifications of the Versatility Technology and shall promptly advise Oracle of any changes with respect to such classification.

7.11     Severability
If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

7.12     Counterparts
This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

7.13     No Waiver
The failure of any party to enforce any of the provisions hereof shall not be construed to be a waiver of the right of such party thereafter to enforce such provisions.

The Effective Date of this Agreement shall be August 20, 1998. This Agreement shall not be effective until both parties have signed.



ORACLE CORPORATION                          VERSATILITY, INC.


By:  /s/ David J. Roux                      By:  /s/ Paul J. Zoukis

Name:  David J. Roux                        Name:  Paul J. Zoukis

Title:  Exec. Vice President                Title:  President and
                                                    Chief Executive Officer